Exhibit 17.1

August 9, 2004


Todd M. Pitcher
23332 Mill Creek Drive, Ste. 230
Laguna Hills, CA
92653



OBJECT: Resignation of Directorship
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Dear Mr. Pitcher,

I hereby resign as Director of Superclick, Inc. effective immediately.


Yours very truly,



Ronald Fon
Director
(514) 772-3223
ron@optimusholdings.com